UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2005

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

      On July 1, 2005, Sunrise Senior Living, Inc. ("Sunrise") completed the acquisition of assets of The Fountains, an Arizona based owner and operator of senior living communities. As part of the transaction, Sunrise acquired a 20 percent interest in a joint venture that purchased 16 of the communities. Arcapita, Inc., Sunrise's joint venture partner for this transaction, acquired an 80 percent interest in the joint venture. In addition, Sunrise separately acquired full ownership of an additional community, several undeveloped land parcels and certain other assets from The Fountains in this transaction (including the underlying land and related ground lease with respect to a community located in New Jersey that is leased to an unaffiliated third party).

      The aggregate purchase price for this transaction was approximately $483 million plus $15 million in transaction costs for a total of $498 million, plus the assumption of approximately $82 million in refundable entrance fee obligations, the majority of which will be repaid with proceeds generated as new residents enter the communities. The portion of the aggregate purchase price related to the acquisition of the 17-community property portfolio was approximately $457 million plus the assumption of approximately $82 million in refundable entrance fee obligations. Arcapita paid approximately $100 million for its equity portion of the 16-community real estate portfolio. Sunrise paid approximately $67 million from cash on hand and credit facilities for its minority ownership interest in the 16-community real estate portfolio, full ownership of one community, the acquisition of the undeveloped land parcels, the right to manage the 18-community portfolio and certain other assets (including the underlying land and related ground lease with respect to the New Jersey community mentioned above). The remainder of the total purchase price for The Fountains acquisition, approximately $331 million, was paid with proceeds of a new non-recourse secured debt financing obtained by the real estate acquisition joint venture from HSH Nordbank AG (the “Nordbank Loan”).

      Approximately $46 million of the cash payment by Sunrise in the transaction was paid from Sunrise’s existing $200 million corporate credit facility (the “Credit Facility”). Since March 31, 2005, Sunrise also has drawn approximately $9 million of the $161 million then available under the Credit Facility for general corporate purposes. As of July 1, 2005, after giving effect to the payment of the cash purchase price by Sunrise in the Fountains transaction, Sunrise had approximately $108 million available under the Credit Facility. For additional information regarding the Credit Facility, see Sunrise’s 2004 Annual Report on Form 10-K. In addition, as part of the transaction with The Fountains, Sunrise entered into a reimbursement agreement pursuant to which Sunrise agreed to make reimbursement payments in certain circumstances in the event amounts are drawn under a pre-existing standby letter of credit in the amount of up to approximately $25 million established by an affiliate of The Fountains. The standby letter of credit was originally established to secure the repayment of certain industrial revenue bonds, in the original principal amount of $25 million, issued by the Camden County Improvement Authority in connection with The Fountains’ previous acquisition of the New Jersey community referenced above (which Sunrise acquired in the Fountains transaction as described above).

      As it has done in the past in connection with certain of its joint ventures, Sunrise agreed to provide a liquidity support agreement for scheduled debt service payments with respect to the Nordbank Loan and entered into certain credit support arrangements as part of the joint venture arrangements with Arcapita for the Fountains transaction. Sunrise would be required to perform under the liquidity support agreement if the joint venture failed to make scheduled debt service payments under the Nordbank Loan and the bank pursued the Sunrise guarantee. Sunrise’s maximum exposure under this liquidity support agreement is up to approximately $162 million in the event the joint venture does not make any of its required debt service payments under the Nordbank Loan and such loan is extended to its full term of seven years. Based on the projected operations of the communities, Sunrise does not expect to have to make any payments under the liquidity support agreement in 2005 or thereafter. The credit support arrangement requires payments to the joint venture if cash flow is below stated targets. Sunrise’s maximum exposure under the credit support arrangement is $7 million per year (pro rated for 2005). The liquidity support agreement and the credit support arrangement remain in place for up to seven years.

      Advances under the liquidity support agreement and the credit support arrangement are recoverable as loans and are generally repayable to Sunrise from proceeds from the sale of the properties, although there can be no assurance that such sale proceeds would be sufficient to repay such amounts. Under the terms of the joint venture arrangement, Arcapita has the right to terminate the management agreements with each of the communities in the portfolio if Sunrise defaults on its liquidity support agreement or credit support obligations.

      The preceding disclosure contains certain forward-looking statements that involve risks and uncertainties. Although we believe the expectations reflected in such forward looking statements are based on reasonable assumptions, there can be no assurance that our expectations will be realized. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, our ability to integrate The Fountains and Greystone into our operations, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in economic conditions generally, satisfaction of closing conditions and availability of financing for development and acquisitions. Some of these factors are discussed in our 2004 Annual Report on Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. Unless the context suggests otherwise, references herein to “we,” “us,” and “our” mean Sunrise Senior Living, Inc. and our consolidated subsidiaries.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)

Date: July 8, 2005	By: /s/ Ken Abod
Ken Abod
Vice President